Exhibit 99.1

FOR IMMEDIATE RELEASE	December 19, 2007

MAIR Holdings Responds to Big Sky Airlines’

Decision to Cease East Coast Operations

Minneapolis – (Dec. 19) – Big Sky Airlines, the principal subsidiary of MAIR Holdings, Inc. (NASDAQ: MAIR), today announced that its east coast operations will cease service at Midnight on January 7, 2008.  Big Sky also announced that it will attempt to transition its services in the west to another carrier.

“We are disappointed that Big Sky was unable to overcome disappointing revenue, unusually bad weather and record-high fuel prices, obstacles which we now believe make it impossible to achieve sustained profitability,” said Paul F. Foley, MAIR’s president and chief executive officer.  “We will assist Big Sky in managing this transition, and we also intend to continue pursuing MAIR’s goal of returning cash to its shareholders.”

Consistent with MAIR’s long-term strategy regarding the cash on its balance sheet and any recovery it receives from the Mesaba bankruptcy trust, MAIR intends to make cash distributions to its shareholders in 2008.  MAIR intends to do this as expeditiously as possible, with the final process and method being dependent on a variety of factors, including tax issues and ongoing capital needs of MAIR.

MAIR will conduct a teleconference with the investment community on Thursday, December 20th at 10:00 A.M. (Central Time) to discuss these issues.  The public is invited to participate in this event through a listen-only webcast by connecting to:

http://w.on24.com/r.htm?e=99938&s=1&k=6ADED18C3B81B23AADDF2FA842D7E1B6

and following the on-screen instructions.

ABOUT THE COMPANY

MAIR’s primary business unit is its regional airline subsidiary Big Sky Transportation Co. d/b/a Big Sky Airlines.  MAIR is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR is available on the Internet at www.mairholdings.com.

Following the discontinuance of its eastern operations, Big Sky will serve 15 communities in 5 states with a fleet of 19-passenger Beechcraft 1900D aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, Horizon Air and US Air which allows customers the convenience of traveling with one ticket, through baggage checking and economical through fares, to destinations throughout the world.  Big Sky is a provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at www.bigskyair.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR.  Actual results could differ materially from those projected because of a number of factors, some of which MAIR cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors’ in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as updated in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

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Media Contact:	Jon Austin – 612-839-5172
Investor Contact:	Paul Foley - 612-333-0021